Exhibit 10.1

FIRST AMENDMENT TO

THE WILLIAMS COMPANIES, INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, The Williams Companies, Inc. (the “Company”) maintains The Williams Companies, Inc. Executive Severance Pay Plan, effective January 1, 2008, as amended or amended and restated subsequent thereto (the “Plan”).

WHEREAS, the Compensation Committee, acting in it settlor capacity, now desires to amend the Plan pursuant to Section 5.3 of the Plan to permit the Company’s officers who hold the title of Senior Vice President or above to participate in the Plan and to be eligible for a severance benefit between one and one-half (1.5) times and two (2) times their base salary and target annual bonus, as determined by the CEO in his sole and absolute discretion.

NOW THEREFORE, in consideration of the foregoing premises, the Plan shall be, and hereby, is amended in following respects, generally effective as of July 14, 2016, except as otherwise provided below:

I.

Section 1.11 of the Plan is hereby amended and restated in its entirety as follows:

“1.11	“Eligible Employee” means an Employee who holds a position that (a) has been classified as an executive position by the Company’s executive compensation department and/or (b) is a Company officer holding the title of Senior Vice President or above. Those positions that are classified by the Company’s executive compensation department as executive positions shall be made by taking into account various factors, including market data, responsibilities of the position and strategies of the Company.”

II.

Section 3.1 of the Plan is hereby amended and restated in its entirety as follows:

“3.1	Severance Pay. Except as provided in Section 3.5, subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of the Participant’s termination date, a Participant, other than a Company officer holding the title of Senior Vice President or above, shall be eligible to receive a discretionary payment of twelve (12) months of Base Salary and may also be awarded a discretionary amount based on the Participant’s target annual bonus. In the case of a Participant who is an officer of the Company holding the title of Senior Vice President or higher, such Participant shall be eligible to receive a discretionary payment of between eighteen (18) months and twenty-four (24) months of Base Salary and may also be awarded a discretionary amount of between one and one-half (1.5) and two (2) times the Participant’s target annual bonus, as determined by the chief executive officer, in his sole and absolute discretion. Notwithstanding the foregoing, the severance payment for a Participant is absolutely discretionary and there may be no payment whatsoever.”

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Compensation Committee or its authorized designee, in its settlor capacity, has caused this First Amendment to the Plan to be executed this 19th day of July, 2016, effective as hereinbefore provided.

By:	/s/ Stephanie C. Cipolla
Printed Name: Stephanie C. Cipolla
Title: Vice President Human Resources